Independent Auditors' Consent



The Board of Directors
First Federal Bankshares, Inc.:


We consent to incorporation by reference in the Registration Statement on Form S-8 of First Federal Bankshares, Inc. of our report dated August 3, 2000, relating to the consolidated balance sheets of First Federal Bankshares, Inc. and subsidiaries as of June 30, 2000 and 1999, and the related consolidated statements of operations, changes in stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended June 30, 2000, which report appears in the June 30, 2000, annual report on Form 10-K of First Federal Bankshares, Inc.






/s/KPMG LLP
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KPMG LLP


Des Moines, Iowa
September 27, 2000